Exhibit 23.1

The accompanying financial statements give effect to the 20-for-1 reverse share split of the outstanding common stock of Check-Cap Ltd which will take place on the effective date of the offering. The following consent is in the form which will be furnished by Brightman Almagor Zohar and Co., an independent registered public accounting firm, upon completion of the reverse share split of the Company’s outstanding common stock described in Note 1D to the financial statements and assuming that from July 3, 2014, to the date of the completion no other material events have occurred that would affect the accompanying financial statements or required disclosure therein.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu
Tel Aviv, Israel
January 23, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated July 3, 2014, (except for Note 1D as to which the date is (           ), 2015) relating to the financial statements of Check-Cap Ltd appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.